Exhibit 10.02

Description of Change-of-Control Arrangements

Participating Executives are executives of GoRemote Internet Communications, Inc. (“Company”) selected by the Company’s Compensation Committee from time to time.

If a Participating Executive’s employment by the Company or an affiliate of the Company is terminated without “Cause” by the Company (or a successor to the Company) after the effective date of a “Change of Control” (defined below) or if a Participating Executive resigns for “Good Reason” (defined below) within 12 months after the effective date of a Change of Control (each, a “Qualifying Event”), then: (a) the Company or its successor shall pay such Participating Executive a severance payment equal to six months of the Participating Executive’s base salary (“Severance Payment”); and (b) the stock option granted to such Participating Executive on September 29, 2005 will vest in full upon the date of the Qualifying Event.  The Company or its successor will pay the Severance Payment to the Participating Executive upon the occurrence of such Qualifying Event.

These rights are in addition to and not in replacement of any other change-of-control or other benefits that a Participating Executive may have been granted by the Company.

Participating Executive	Title	Annual Base Salary (as of 10/1/05)	Severance Payment (as of 10/1/05)	Shares Underlying Options Granted 9/29/05

Tom Thimot	President and Chief Executive Officer	$275,000	$137,500	295,000
Daniel W. Fairfax	Senior Vice President and Chief Financial Officer	$265,000	$132,500	145,000
John Grosshans	Senior Vice President Worldwide Sales	$190,000	$95,000	95,000
David L. Teichmann	Senior Vice President, General Counsel and Secretary	$240,000	$120,000	95,000
Greg Carver	Senior Vice President Operations	$205,000	$102,500	95,000
Steve d’Alencon	Vice President, Product Management & Marketing	$195,000	$97,500	95,000

“Change of Control” means:

(a)                                  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 who, by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote on elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or

(b)                                 the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or

(c)                                  a change in the composition of the Board, as a result of which the individuals who immediately prior to such change constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

(d)                                 the sale, transfer or other disposition of all or substantially all of the Company’s assets.

“Good Reason” means resignation by the Participating Executive of his employment, other than for Cause or disability, due to:

(i)                                      the Company, without the Participating Executive’s express written consent, assigning duties to the Participating Executive or significantly reducing the Participating Executive’s duties, in a manner that is materially inconsistent with the Participating Executive’s position with the Company and responsibilities in effect immediately prior to such assignment or reduction, or the Company removing the Participating Executive from such position and responsibilities, which is not effected for disability or for Cause;

(ii)                                  a  material reduction in the base salary and/or target bonus of the Participating Executive as in effect immediately prior to such reduction; or

(iii)                                the relocation of the Participating Executive to a facility or a location more than 25 miles from Milpitas, California, without the Participating Executive’s express written consent.

“Cause” means failure to continually and substantially perform the responsibilities of the Participating Executive’s position in an acceptable manner reasonably assigned by the CEO or the Board of Directors, including, without limitation, gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of the Company’s Code of Business Conduct and Ethics or other written lawful policies or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer, without the prior consent of the Company, while employed by the Company.